Exhibit 23.1

KPMG LLP
Suite 900
8350 Broad Street
McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 21, 2024, with respect to the consolidated financial statements of Pebblebrook Hotel Trust, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for convertible debt.

/s/ KPMG LLP

McLean, Virginia
February 21, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.